                                                                        EX-99.10


KPMG
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402



            Consent of Independent Registered Public Accounting Firm



The Board of Directors and Stockholder of
Minnesota Life Insurance Company and
Contract Owners of Variable Annuity Account:




We consent to the use of our report dated March 9, 2009, with respect to the consolidated financial statements and supplementary schedules of Minnesota Life Insurance Company and subsidiaries and our report dated April 10, 2009 on the financial statements of Variable Annuity Account included herein and to the reference to our Firm under the heading "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in Part B of the Registration Statement.


                                             /s/  KPMG LLP






Minneapolis, Minnesota


April 24, 2009